Exhibit 99.1

Armstrong World Industries Announces Secondary Public Offering of Common Shares

LANCASTER, PA, March 4, 2014. Armstrong World Industries, Inc. (NYSE: AWI) (the “Company”) announced today a secondary public offering of 3,900,000 common shares of the Company held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) and Armor TPG Holdings, L.P. (“TPG”). The Trust and TPG are selling 1,845,023 shares and 2,054,977 shares in the offering, respectively. The Company will not sell any shares in the offering and will not receive any proceeds from the offering. Upon completion of this offering, TPG will no longer hold any of the Company’s common shares.

Morgan Stanley will act as the sole underwriter for the offering.

The shares will be offered pursuant to the Company’s automatically effective registration statement (and prospectus) on Form S-3 previously filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus supplement relating to the offering may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling (866) 718-1649, or by emailing prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports on Forms 10-K and 10-Q filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contacts:

Investor Relations: Tom Waters, 1 (717) 396- 6354

Media Relations: Jennifer Johnson, 1 (866) 321- 6677 (US media)

About Armstrong World Industries, Inc.

Armstrong World Industries, Inc. is a leading global producer of flooring products and ceiling systems for use primarily in the construction and renovation of residential, commercial and institutional buildings.

Exhibit 99.1

Armstrong designs, manufactures and sells flooring products (primarily resilient and wood) and ceiling systems (primarily mineral fiber, fiberglass and metal) around the world. As of December 31, 2013 Armstrong operated 35 manufacturing plants in eight countries, including 20 plants located throughout the United States.

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